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                                                                    Exhibit 10.5
[Letterhead of Steven N. Brody Associates]

                    Company, Client and Board of Directors
                    ---------------------------------------
                                  CONFIDENTIAL
                                  ------------

                                                                   April 2, 1996

Northstar Health Services, Inc.
The Board of Directors
c/o Thomas W. Zaucha, Chairman
The Atrium
665 Philadelphia Street
Indiana, Pennsylvania 15701

cc: Michael S. Delaney, General Counsel

               Re: Engagement Letter For Director Services in
                   Connection With Special Committee Work


Gentlemen:

   This letter sets forth the scope and terms of the relationship of Steven N. Brody (a/k/a Steven N. Brody, Brody Associates, Brody) to Northstar Health Services, Inc., a public company trading under the NASDAQ ticker identification NSTR.

1) Whereas NSTR has been informed by KPMG that it cannot complete or continue with its 1995 audit because of certain questions pertaining to management integrity and related party transactions among Northstar's prior Chairman and others as outlined in a letter presented to management on or about March 18, 1996,

2) Whereas KPMG has stated that it will not continue with its audit unless such questions are investigated and further acted upon by Northstar's Board of Directors and management,

3) Whereas KPMG has resigned from the Northstar audit without indicating the specific remedies which would permit it, or another independent audit firm; to complete the Northstar audit for fiscal 1995, and subsequent filings of the Company's Form 10KSB, and other filings required under the Securities and Exchange Acts,

4) Whereas, on or about March 19, 1996, in response to KPMG's and other Company concerns, Northstar's Chief Executive Officer, Mr. Thomas W. Zaucha and Northstar's newly elected independent Director, Mr. Steven N. Brody initiated actions to address the issues surrounding KPMG's withdrawal as Northstar's independent auditor,

5) Whereas, Mr. Zaucha asked for and obtained the resignations of Northstar's Chairman of the Board, Mr. Mark DeSimone, and its other outside Director, Mr. Michael Pitterich, pursuant to the questions which KPMG raised about a "credible Board",

6) Whereas, the remaining Directors, Zaucha and Brody subsequently elected Thomas W. Zaucha Chairman of the Board and organized an independent Board Committee, all at a special Board meeting held on or about the morning of March 21, 1996,

7) Whereas, as a result of the above mentioned Board meeting, Steven N. Brody was appointed by the Chairman to organize and head a special independent committee of the


STRATEGIC PLANNING
BUSINESS DEVELOPMENT
MARKETING
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   Board of Directors to (a) investigate all matters relating to KPMG's withdrawal from the Northstar audit, including, but not limited to mergers, acquisitions, all related party transactions, commissions and fees associated with these transactions, other business activities undertaken by Northstar or its agents on its behalf, and all other matters which the special committee deems appropriate to investigate, (b) to do whatever is necessary to complete the investigation in a timely manner that, to the fullest extent possible, will facilitate resumption and completion of the 1995 audit, (c) to immediately commence a search for qualified independent Directors, whose presence and experience will restore confidence in the integrity and reliability of the Northstar financial reporting and management oversight systems, pursuant further to restoring investor confidence in the Company's business prospects, and (d) to do whatever else is needed to discover and remedy any improper practices and transactions which may or may not have surrounded the events, activities and actions described herein, and (e) to evaluate Northstar's requirements to prevent recurrences of the matters which led to the resignation of KPMG and subsequent investigation, or any other situations which may arise in the conduct of the investigation, and (f) to report to the Board, in such manner as is appropriate, the findings, and (g) to make recommendations consistent with the responsibilities of an independent committee of the Board.

Now then, Steven N. Brody accepts the appointment to head the special investigation and to continue in the role of an outside Director of Northstar Health Services, Inc. under the following terms and conditions, and assisted by special counsel of his own choice, who shall have the authority and financial resources to hire such subcontractors as he/she deems necessary:

1) With the exception of willful malfeasance or dereliction of the fiduciary responsibilities customarily imputed to outside Directors of public and private companies, Northstar Health Services, Inc. hereby indemnifies and holds harmless Steven N. Brody from any acts or consequences arising as a result of his or his firm's conduct of the special investigation, or his continued role as a Director of Northstar Health Services, Inc.,

2) Effective with the organization of the special investigative committee of the Board of Directors, the consulting contract with Steven N. Brody Associates dated January 1, 1996 is hereby suspended until such time as the special investigation is complete and the strategic planning and growth management services provided through that contract are requested and approved by a new Independent Board of Directors and the contract is resumed,

3) Pursuant to this suspension, all monies owed under its terms are due and payable immediately per the work summaries and invoice submitted herewith to the Northstar Board of Directors and the Company's General Counsel,

3a) In lieu of the duties outlined in the suspended consulting contract dated 1/1/96, such duties and additional duties and responsibilities relating to investor relations, search activities connected with the recruitment of new independent Directors, negotiations with lenders, interfaces with investment bankers, and other activities that arise within the scope of responsibilities as the head of the Special Committee of the Board of Directors, this engagement letter sets the effective compensation rate for such activities.

4) Effective March 19, 1996 the compensation for Steven N. Brody in his role as head of the independent investigative committee of the Board of Directors will be set at $150 per hour plus expenses for subcontractors, travel, lodging, telephone, facsimile, printing and other support services. In the event that Steven N. Brody is required to devote more than sixty hours per month to these activities and responsibilities, independent of his work to assist directly with the special investigation being conducted by special counsel, the rate for excess hours will be $250 per hour.

5) In addition to the direct compensation outlined in #4 above, Steven N. Brody will be given an equity incentive as is customary in situations similar to the one for which he is engaged by Northstar Health Services, Inc. Such incentive will, depending upon the timing and outcome of the investigation and related matters, include the issuance of a minimum of



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    75,000 and a maximum of 150,000 shares of Northstar common stock to be made available through non-qualified stock options, exerciseable at the lowest closing price for Northstar common stock during the period commencing March 19, 1996 and ending with the formal termination of the investigation and report of the special committee to the Board of Directors,

6) During the conduct of his engagement as the Special Committee Director, Northstar Health Services, Inc. will use its best efforts to pay all vendors and/or contractors essential to the conduct of the investigation and the pursuit of a successful outcome in a timely manner. Such vendors may include, but not necessarily be limited to accountants, forensic investigation experts, public relations and securities information firms, attorneys, consultants, expert witnesses and others with expertise critical to obtaining a timely result,

7) Northstar Health Services, Inc. will make the efforts described in #6 by both the management of regular cash flow and the segregation of funds Into escrow accounts needed to pay engagement retainers, fees and expenses of Independent experts, and other service providers who, in the judgment of the independent Director are deemed essential to a timely outcome,

8) Effective with the March 19, 1996 commencement of this engagement, Northstar hereby agrees to pay Steven N. Brody an advance retainer of $25,000 against fees and expenses incurred for the conduct of the special investigation. Steven N. Brody will submit itemized work summaries and expense receipts to the Company through its general counsel to the Board of Directors. In the event any retainer monies are unapplied by the end of the investigation, they will be returned to Northstar Health Services, Inc.

   If this meets with your approval and is in accordance with the Northstar Health Services, Inc. Board resolution to set compensation for the Special Independent Committee Director, please sign and return a copy of this letter.

                                      Sincerely,


                                      /s/ Steven N. Brody
                                      -----------------------------
                                      Steven N. Brody
                                      Independent Director
                                      Special Investigative Committee

Northstar Health Services Inc.

Approved /s/ Thomas W. Zaucha                  4-5-96
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   Thomas W. Zaucha                         Date
   Chairman/CEO

   /s/ Michael S. Delaney                      4-5-96
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   Michael S. Delaney                       Date
   General Counsel


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   Acting Secretary                         Date



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